EXHIBIT 15

Oncor Electric Delivery Transition Bond Company LLC

1601 Bryan Street

Dallas, TX 75201

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Oncor Electric Delivery Transition Bond Company LLC (formerly TXU Electric Delivery Transition Bond Company LLC) for the periods ended March 31, 2007 and 2006, as indicated in our report dated May 9, 2007; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, is incorporated by reference in Registration Statement No. 333-91935 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Dallas, Texas

May 9, 2007